                                                                   Exhibit 10.54

                                     LEASE

LEASE made as of November 1, 2002 by and between Audio Accessories, Inc., a NH corporation with offices at Mill Street, Marlow, NH 03456 (Landlord) and Merrimack Services Corporation, a DE corporation with offices at 730 Milford Road, Merrimack, NH 03054 (Tenant).

In consideration of the mutual covenants herein contained, Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, the following described premises under the following conditions:

1. PREMISES. The premises are situated in the Town of Marlow, County of Cheshire and State of New Hampshire and consist of approximately 3,000 total square feet consisting of:

     (a) Approximately 990 square feet on the first floor of the Mill Building, known as Room #1;

     (b) Approximately 1200 square feet on the first floor of the Mill Building, known as Room #2; and

     (c) The remaining approximately 810 square feet on the second floor of the Mill Building, in the area known as the former "Sales Floor";

     (d) Together with such common areas of said building and land as necessary for access.

2. TERM. This Lease shall commence on November 1, 2002 and shall continue in force on a month-to-month basis, subject to the rights of the parties to terminate sooner as set forth in Section 13.

3. RENT. Tenant shall pay monthly rent to Landlord in the amount of $375.00 payable in advance on the first day of every month during the duration of the Lease (rent based on $1.50 per square foot annually). Rent includes all utilities and taxes.

4. POSSESSION. Tenant shall obtain possession of the premises on November 1, 2002 and shall continue in possession until such time as the Lease is terminated.

5. COMMON AREAS / PARKING. Tenant shall have access to the premises via common entrance and hallways. Tenant may use a reasonable number of parking spaces in the common parking lot and walks. Tenant shall have the use of a restroom.

6. UTILITIES AND SERVICE. The rental payment includes all utilities, including heat, water, sewer, electric, and snow removal. Landlord shall dispose of trash provided Tenant places its trash in the area so designated by Landlord.

7. TAX. Landlord shall pay all real property taxes assessed against the premises.

8. IMPROVEMENTS. Tenant shall take occupancy of the Premises as is. Any additional facilities requirements will be the responsibility of Tenant. Tenant shall make no alterations to the Premises without the written authorization of Landlord.

9. COVENANTS.

     (a) Landlord warrants that it is the true owner of record of the Premises. Landlord covenants that so long as Tenant pays the rent and performs its covenants, Tenant shall peaceably and quietly have, hold, enjoy and have the exclusive use of the premises for the term provided.

     (b) Tenant covenants that it will undertake only lawful business on the premises and that it will comply with all applicable laws and regulations, including environmental laws and regulations, and that it will not operate any business so as to constitute a nuisance. Tenant covenants that at the end of the Lease term, or the renewal period, it will return the premises to the Landlord in its original condition, subject to reasonable wear and tear and subject to such improvements that Tenant does not remove.

10. ASSIGNMENT. Tenant shall not assign or sublet this Lease without the Landlord's prior written consent, except to its affiliated corporations. Landlord may assign this Lease to banks or other financial institutions for the purpose of securing loans made by it.

11. REPAIR. Landlord shall keep the building's roof, structure, heating, electrical and plumbing systems, and common areas in good repair. Landlord shall keep the premises' driveways and parking areas in good repair. In the event Tenant or any of its employees, agents or invitees causes, through negligence or misconduct, any damage to the Premises which is not normal wear and tear, Tenant shall make necessary repairs to the premises, or if it fails to do so, Landlord shall have the right to repair same and invoice Tenant for the cost thereof, which invoice Tenant shall promptly pay.

12. INSURANCE.

     (a) Landlord shall maintain adequate fire and extended hazard insurance (all risk policy) on the building.

     (b) Tenant shall maintain adequate insurance on its contents and property on the premises.

     (c) Tenant and Landlord shall each maintain general liability insurance (including bodily injury and property damage) in an amount no less than $1,000,000.

     (d) Policies of insurance shall be presented for review upon request of the other party.

13. NOTICES. All notices or demands of any kind required or desired to be given by Landlord or Tenant hereunder shall be in writing and shall be deposited in the United States mail, certified or registered mail, postage prepaid, addressed to the Landlord or Tenant, as the case may be, at the address set forth above. All rent payments due under this Lease shall be made by Tenant at the same address.

14. TERMINATION.

     (a) If Tenant defaults in the payment of rent, Landlord may notify Tenant, in writing, of such default. If Tenant does not cure the rent default within 15 days of such notice, then Landlord may give Tenant a 30 day written notice of termination. If at the end of the 30 days, Tenant has not cured the rent default, Landlord may declare this Lease terminated, and Tenant shall quit and surrender the premises. If after the 30 day period Tenant has not quit the premises, then Tenant shall be responsible for all costs of eviction thereafter, including attorney's fees.

     (b) Either party may terminate this Lease upon written notice, to take effect at the end of the next following full month.

15. HOLD HARMLESS. Tenant shall hold harmless and indemnify Landlord from and against any and all claims, actions or damages resulting from Tenant's acts, omissions, or negligence while on the premises or common areas. Landlord shall hold harmless and indemnify Tenant from and against any and all claims actions or damages resulting from any Landlord's acts, omissions or negligence while on the premises, common areas or the remainder of the property.

16. GENERAL. This Lease agreement represents the entire and exclusive understanding between the parties; shall be binding on the parties, their heirs, legal representatives, assigns and successors; and is subject to and shall be construed under the laws of the State of New Hampshire. Failure to exercise any rights herein shall not prejudice the parties in any future exercise of their rights.

IN WITNESS WHEREOF: The parties hereto have set their hands on the date first written.

                                        Audio Accessories, Inc.

                                        By: /s/ Tim Symonds
                                            ----------------------------
                                            Tim Symonds,General
                                            Manager


                                        Merrimack Services Corporation

                                        By: /s/ Bob Pratt
                                            -----------------------------
                                            Bob Pratt, Director of Facilities

4